UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2014

Commission File Number 333-181226

Taylor Consulting Inc.
(Exact name of small business issuer as specified in its charter)

Delaware	30-0721344
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

65 Ursini Dr Hamden, CT	06514
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 301-8645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICER; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 3, 2014, our Board of Directors appointed Scott Wheeler as Chief Executive Officer and President. Mr. Wheeler was also appointed to serve as a director. Mr. Wheeler has not been appointed to any committees of the Board as the Board does not presently have any committees.

Mr. Wheeler, age 40, brings twenty years of real estate experience with progressive responsibility and demonstrated expertise in the acquisition and resale of loan portfolios and REO properties. From 2013 through the present, Mr. Wheeler was president of Mustang Investment & Property Group, LLC, a private company which is in the business of acquiring and rehabilitating single family homes and developing vacant lots and land. From 2008 to the present, he was also the owner of Scott Wheeler Properties, LLC, a private company which managed a portfolio of distressed real estate assets. Mr. Wheeler is a licensed as a realtor with the Texas Real Estate Commission.

Mr. Wheeler does not have a written employment or other compensatory agreement with the Company.  He is not being paid for his services to the Company.

The Company has not entered into any transactions with Mr. Wheeler described in Item 404(a) of Regulation S-K.

Mr. Wheeler was not appointed pursuant to any arrangement or understanding between Mr. Bryant and any other person.

Additionally, on February 3, 2014, Mr. Dave Taylor resigned as our Chief Executive Officer, President and Director in order to pursue other interests. He will remain as a consultant to the Company on an as-needed basis.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Taylor Consulting Inc.

Date: February 18, 2014	By:	/s/ Scott Wheeler
Scott Wheeler
Chief Executive Officer

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